Exhibit 99.1

NEWS RELEASE	CONTACT:	Lara Mahoney
440-329-6393

INVACARE ANNOUNCES NORTH AMERICA REDUCTION IN FORCE AS PART OF CONTINUED COST REALIGNMENT

ELYRIA, Ohio - Invacare Corporation (NYSE: IVC) today announced a reduction in force in North America that is expected to generate approximately $8.5 million in annualized pre-tax savings.

The company has been executing a multi-year strategic transformation of its overall approach to quality, product mix, commercial execution, supply chain and engineering. These changes apply globally, although the efforts to drive change have been most intensely focused in North America. Part of this strategy has been to diminish sales of less clinically valuable products and to focus on solutions that provide the greatest benefits to end-users and providers. For the third quarter ended September 30, 2017, the company reported a positive turn in constant currency sequential net sales growth in the North America/Home Medical Equipment (NA/HME) segment following several quarters of transformation work. The reduction in force is expected to align selling, general and administrative expense with the company's new mix of business.

“Invacare is making good progress in its North America transformation. This reduction in force, while difficult, is an essential part of the second phase of our transformation toward becoming a more sustainably profitable, growing business," said Matthew E. Monaghan, chairman, president and chief executive officer. "We are realigning our North America infrastructure with our new sales levels and finding more efficient ways to do business. Through this action, we are empowering employees to drive simplification and enhance customer engagement. We expect the result to lead to improved cost-effectiveness as we pursue growth.”

The reduction will impact approximately 110 associates across the company’s North America segments. Customary transition assistance will be provided to affected employees.

Due to the reduction in force, the company expects to incur total restructuring charges in the fourth quarter 2017 of approximately $2.6 million on a pre-tax basis, principally in the NA/HME segment and to a lesser extent in the Institutional Products Group segment.

"Constant currency sequential net sales" is a non-GAAP financial measure in which a quarter’s net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2017.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives, including the reduction in force; possible adverse effects on the company’s liquidity that may result from delays in the implementation or realization of benefits from its current business initiatives; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

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